EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-136616, 333-110573, 333-43336, 333-80255, 333-72441, 333-69855, 333-48779, 333-48767, 333-48765, 333-27983, 333-04291, 33-64094, 33-64278, 33-93106) of Express Scripts, Inc. of our report dated February 22, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in segments as discussed in Note 11, as to which the date is January 16, 2007, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.
/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
January 16, 2007

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